Exhibit 99.1

The PMI Group, Inc.

NEWS RELEASE

Investors:	Bill Horning (925) 658-6193
Media:	Tom Taggart (925) 658-6511

PMI Completes Sale of Asia Operations

The PMI Group, Inc. receives $51.6 million from sale of PMI Asia

Walnut Creek, CA, December 17, 2008 – The PMI Group, Inc. (NYSE: PMI) (the Company) announced today the completion of an all-cash sale of its Asia operations (PMI Asia) to QBE Lenders’ Mortgage Insurance Limited (formerly PMI Australia), a subsidiary of QBE Insurance Group Limited (“QBE”), Australia’s largest international general insurance and reinsurance group. The pre-tax sale proceeds of U.S. $51.6 million will be paid to The PMI Group, Inc., our holding company. The sale of PMI Asia and PMI Australia to QBE are part of multiple initiatives taken by PMI in 2008 to focus on its core U.S. mortgage insurance operations and enhance the Company’s capital and liquidity.

On August 14, 2008, PMI and QBE announced an agreement in principle for the sale of PMI Asia, based in Hong Kong. As disclosed in the Company’s SEC filing on December 4, 2008, the amended purchase price was based on 92.5 percent of PMI Asia’s net tangible asset value under U.S. GAAP as of June 30, 2008 of $55.7 million.

Credit Suisse acted as financial advisor to The PMI Group, Inc. Allens Arthur Robinson provided legal advice to The PMI Group, Inc.

The PMI Group, Inc.

The PMI Group, Inc. (NYSE:PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve. Through its wholly and partially owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmigroup.com.

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